Exhibit 99.1

Insulet Reports Second Quarter 2018 Revenue of $124.3 Million, Up 13% Year-Over-Year, and Gross Margin of 66%, Up 710 Basis Points

Full Year 2018 Expected Revenue Growth Revised to 18% to 21%

Third Quarter Expected Revenue Growth of 19% to 24%

BILLERICA, Mass.--(BUSINESS WIRE)--August 2, 2018--Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the global leader in tubeless insulin pump technology with its Omnipod® Insulin Management System (Omnipod System), today announced financial results for the three months ended June 30, 2018.

Second Quarter Financial Highlights:

  Second quarter revenue of $124.3 million, up 13%, net of a $7.4 million inventory repurchase from the Company's former European distributor, compared to guidance of $130 to $134 million
    U.S. Omnipod revenue of $78.1 million, an increase of 19%
    International Omnipod revenue of $28.5 million, an increase of 7%, net of the $7.4 million repurchase
    Drug Delivery revenue of $17.7 million, a decrease of 1%
  Gross margin of 66%, up 710 basis points

Recent Highlights:

  Assumed direct European operations on July 1st for Omnipod
  Commenced U.S. limited market release of Omnipod DASHTM, Insulet's next-generation mobile platform, following FDA clearance in June
  Secured in-network coverage with UnitedHealthcare for Omnipod, effective April 2018
  Secured Medicare formulary coverage with two Part D plan sponsors, effective April 2018
  Presented nine abstracts at the American Diabetes Association's 78th Scientific Sessions; Omnipod HORIZONTM clinical abstract selected for ADA's Official Press Program for the data's overall excellence
  Selected as preferred insulin pump in British Columbia, Canada

"We are making tremendous progress on our strategic initiatives, including launching direct operations in Europe, executing on our innovation roadmap, expanding market access, and building our U.S. manufacturing facility," said Patrick Sullivan, Chairman and Chief Executive Officer. "Our commitment to operational excellence is driving our strong revenue growth and continuing gross margin expansion. We are on track to achieve positive operating income in 2018 and our 2021 revenue and gross margin targets."

Mr. Sullivan continued, "Our updated outlook for the year reflects the short-term impact of transitioning to direct operations in Europe as we exited our distributor relationship. We are truly excited to gain control of our European business and realize the significant benefits this transition provides. The creation of Insulet Europe is just the beginning of our vision to grow Omnipod adoption around the world."

Second Quarter 2018 Financial Results:

Second quarter 2018 revenue increased 13% to $124.3 million, compared to revenue of $109.8 million in the second quarter of 2017.

Operating income for the second quarter of 2018 was $4.3 million, compared to an operating loss of $3.4 million in the second quarter of 2017.

Net loss for the second quarter of 2018 was $1.7 million, or $0.03 per share, compared to a net loss of $7.8 million, or $0.13 per share, in the second quarter of 2017.

Guidance:

  For the year ending December 31, 2018, the Company is revising its revenue guidance to a range of $547 to $562 million, representing growth of approximately 18% to 21% (previously $565 to $580 million), compared to 2017 revenue of $463.8 million. The Company is revising its expectations for its International Omnipod product line due to the short-term impact of transitioning to direct operations in Europe. The Company is raising its revenue expectations for U.S. Omnipod and Drug Delivery.
  For the quarter ending September 30, 2018, the Company is introducing revenue guidance in the range of $144.5 to $151.5 million, compared to third quarter 2017 revenue of $121.8 million, representing growth of approximately 19% to 24%.

Future results may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains.

Conference Call:

Insulet will host a conference call at 4:30 p.m. (Eastern Time) on August 2, 2018 to discuss the financial results and outlook. The link to the live call will be available on the Investor Relations section of the Company's website at http://investors.insulet.com, "Events and Presentations", and will be archived for future reference. The call may also be accessed by dialing (844) 831-3022 for domestic callers or (315) 625-6887 for international callers, passcode 3342069.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to making the lives of people with diabetes and other conditions easier through the use of its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet also leverages the unique design of its Pod, by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across multiple therapeutic areas. Founded in 2000, more than 140,000 users across the globe rely on Insulet’s Omnipod Insulin Management System to bring simplicity and freedom to their lives.

On July 1, Insulet assumed direct operations of its Omnipod Insulin Management System product line in Europe, including sales, marketing, training and customer support activities. This allows Insulet to be closer to the diabetes community and identify opportunities to support European customer needs over the long-term, as Insulet does in the United States and Canada.

For more information, please visit: www.insulet.com and www.myomnipod.com.

Forward-Looking Statement:

The 2018 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Form 10-Q for the quarter ended June 30, 2018. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Insulet's control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product platform, the Omnipod System; risks associated with the Company’s ability to design, develop, manufacture and commercialize future products; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet’s inability to effectively operate the Company's business in Europe following the expiration of its distribution agreement with its European distributor on June 30, 2018; Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the Omnipod System or future products and potential adverse changes in reimbursement rates or policies relating to the Omnipod System or future products; failure to retain key payor partners and their members; potential adverse effects resulting from competition; technological change and product innovation adversely affecting the Company's business; potential changes to or termination of Insulet's license to incorporate a blood glucose meter into the Omnipod System or its inability to enter into new license or other agreements with respect to the Omnipod System's current or future features; challenges to the future development of our non-insulin drug delivery business; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the Omnipod System or future products; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations; the potential violation of international, federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information or other protected personal information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the Omnipod System or future products, or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the Omnipod System; the concentration of substantially all of Insulet's manufacturing operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of the trading price of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the Convertible Senior Notes; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 22, 2018 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

INSULET CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited) (In thousands, except per share data)	2018	2017	2018	2017
Revenue	$124,262	$109,756	$247,840	$211,469
Cost of revenue	42,190	45,117	89,953	87,432
Gross profit	82,072	64,639	157,887	124,037
Operating expenses:
Research and development	18,418	18,029	38,330	35,529
Sales and marketing	35,605	29,475	67,738	57,570
General and administrative	23,724	20,493	47,494	39,604
Total operating expenses	77,747	67,997	153,562	132,703
Operating income (loss)	4,325	(3,358)	4,325	(8,666)
Interest expense and other, net	5,604	4,308	11,840	8,881
Loss before income taxes	(1,279)	(7,666)	(7,515)	(17,547)
Income tax expense	412	101	745	197
Net loss	$(1,691)	$(7,767)	$(8,260)	$(17,744)
Net loss per share basic and diluted:
Net loss per share	$(0.03)	$(0.13)	$(0.14)	$(0.31)

Weighted-average number of shares outstanding	58,833	57,977	58,659	57,836

INSULET CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	June 30, 2018	December 31, 2017
ASSETS
Cash, cash equivalents and short-term investments	$299,792	$440,056
Accounts receivable and unbilled receivable	63,634	53,373
Inventories	40,808	33,793
Prepaid expenses and other current assets	17,559	9,949
Total current assets	421,793	537,171
Long-term investments	156,060	125,549
Property and equipment, net	197,564	107,864
Goodwill and intangible assets, net	45,478	44,191
Other assets	17,961	1,969
Total assets	$838,856	$816,744
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$25,191	$24,413
Accrued expenses and other current liabilities	50,918	61,612
Total current liabilities	76,109	86,025
Convertible debt, net	577,119	566,173
Other long-term liabilities	6,480	6,030
Total liabilities	659,708	658,228
Stockholders’ Equity	179,148	158,516
Total liabilities and stockholders’ equity	$838,856	$816,744

CONTACT:
Insulet Corporation
Investor Relations and Media Contact:
Deborah R. Gordon, 978-600-7717
Vice President, Investor Relations and Corporate Communications
dgordon@insulet.com